EXHIBIT 10.9

One Broadway, 8th Floor

Cambridge, MA 02142

Confidential

December 10, 2012

Ms. Patricia Allen

7 Ashford Lane

Andover, Massachusetts, 01810

Re:	Employment Offer

Dear Patricia:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”). I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be Chief Financial Officer

Start Date: Unless otherwise agreed, your first day of employment will be January 2, 2013. It is anticipated that your employment will begin with half-time activity (5 full business days within any given two-week period) and will increase to full-time employment, with a preliminary target being April 1st, 2013. For purposes of this letter agreement, the actual date of your full time employment shall be referred to as the “Full-time Start Date”.

Salary: After the Full-Time Start Date, the Company will pay you an annual salary at the rate of $265,000 (a semi-monthly rate of $11,041.66), subject to periodic review and adjustment at the discretion of the Company. Prior to your Full-time Start Date, your pay will be prorated according to the number of days worked per pay period.

Bonus: You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 25% of your actual annual salary compensation for the applicable bonus year. The actual bonus amount is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Board of Directors and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and will discuss with you the criteria, which the Company will use to assess your performance for bonus purposes. The Company’s Board of Directors may also make adjustments in the targeted amount and/or your annual performance bonus.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including health, life, disability and dental insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible for up to 15 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted an option to purchase 800,000 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for stock options will be governed by the Amended and Restated 2006 Stock Option Plan and any associated stock option agreement required to be entered into by you and the Company.

Your stock options shall vest in accordance with the Company’s standard vesting policy, provided, however, that if a Change of Control (defined below) occurs within the first 12 months of your start date, 25% of your unvested options shall vest, effective upon the consummation of such Change in Control.

At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason (both as defined below), the Company shall provide you with the following termination benefits (the “Termination Benefits”):

(i) continuation of your then base salary (pro-rated if prior to the Full-time Start Date) for a period of two (2) months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”);

(ii) if you are participating in the Company’s health plan benefits as of the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) two (2) months from the termination date; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”); and

Notwithstanding anything to the contrary in this letter agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. For purposes of this letter agreement, “Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company, (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company, (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre, or (vi) continued non-performance or unsatisfactory performance of your responsibilities hereunder and “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: Your employment will be based at the Company’s office in Cambridge, Massachusetts. You or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time. You also will be required to sign the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement as a condition of your employment. A copy of that Agreement is enclosed. This offer and Agreement shall be governed by the laws of the Commonwealth of Massachusetts. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zafgen, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than December 14, 2012. We are confident that with you background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

Enclosures

/s/ Thomas Hughes
Thomas Hughes, President

ACKNOWLEDGED AND AGREED

/s/ Patricia Allen
Ms. Patricia Allen